SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 9, 1999




                              THE TITAN CORPORATION
             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)



     001-06035                                            95-2588754
(Commission File No.)                          (IRS Employer Identification No.)

                             3033 Science Park Road
                        San Diego, California 92121-1199
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (858) 552-9500








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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

On June 9, 1999, we acquired System Resources Corporation ("SRC"), an information technology government contractor. We acquired SRC through a stock purchase by our wholly owned subsidiary, Titan Technologies and Information Systems Corporation ("Titan Technologies"). We will be accounting for this transaction as a purchase. We and the former stockholders of SRC will file an election under the Internal Revenue Code to have the transaction taxed as if it were a sale of assets for federal tax purposes. The terms of the purchase are set forth in a Stock Purchase Agreement dated June 9, 1999, by and among Titan Technologies, SRC and the SRC stockholders, a copy of which is filed as Exhibit
2.1. We refer you to the stock purchase agreement for additional information about the terms and conditions of the transaction. On June 10, 1999, we issued a press release announcing the signing of the stock purchase agreement and the closing of the acquisition. We are incorporating the press release into this Form 8-K, and a copy has been attached as Exhibit 99.1.

We purchased all of the SRC stock for an aggregate of $33,000,000 in cash paid at closing, less a $500,000 holdback, and an aggregate of $2,000,000 in promissory notes which bear interest at 7% per annum and become fully payable on June 9, 2000. The purchase price is subject to a working capital adjustment based upon an audit of the closing balance sheet to be completed by our auditors. SRC had stockholder's equity of approximately $11,400,000 on its interim closing balance sheet. In addition, we agreed to pay the SRC stockholders one-half of approximately $1,500,000 in SRC receivables aged more than 720 days to the extent that any of those receivables are collected within two years following the closing date.

We used borrowings from our $75 million term loan, which is a component of our $190 million credit facility, to fund the SRC acquisition. In connection with the SRC transaction, our bank syndicate, with The Bank of Nova Scotia as the administrative agent, amended and increased our existing credit facility. The credit facility includes a $55 million line of credit for working capital and general corporate purposes, $60 million in lines of credit dedicated to acquisitions and the $75 million term loan referred to above. We used approximately $5 million on the term loan to retire SRC's outstanding bank debt.

SRC, which is headquartered in Boston, Massachusetts and has 10 offices located in the United States, principally acts as a provider of information systems, solutions and services, primarily for U.S. government agencies. SRC's business base includes aviation and airport systems, security, logistics automation and command and control. SRC will continue to devote its assets to its existing business base, including future expansion. In order to realize the anticipated benefits of this acquisition, we must efficiently integrate and combine the operations of Titan Technologies and SRC. The process of rationalizing government contracting, management services, administrative organizations, facilities, management information systems and other aspects of operations will present a significant challenge to the management of the two companies. We cannot assure you that this integration process will be successful or that we will fully realize the anticipated benefits of the SRC acquisition. Dedication of our resources to the integration of SRC may detract attention from day-to-day business of both Titan Technologies and SRC. We have completed six acquisitions of information technology defense contractors during the past 18 months and continue to pursue other acquisitions. The dedication of resources to the integration of SRC may also detract attention from our integration efforts for our other acquisitions and our other ongoing operations.

The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We cannot assure you that there will not be substantial costs associated with the integration process, that such activities will not result in a decrease in revenues or that there will not be other material adverse effects of these integration efforts.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)               Financial Statements of Business Acquired.

                  (1) We will file the requisite financial statements with respect to the acquisition described above in Item 2 within sixty (60) days of the date that this current report on Form 8-K is required to be filed.

         (b)               Pro Forma Financial Information

                  We will file the requisite pro forma financial information with respect to the acquisition described above in Item 2 within sixty (60) days of the date that this current report on Form 8-K is required to be filed.

         (c)               Exhibits.

                   2.1 Stock Purchase Agreement dated June 9, 1999, by and among Titan Technologies and Information Systems
                           Corporation, System Resources Corporation and the Stockholders of System Resources Corporation. We have not filed Schedules and similar attachments to this Exhibit. Upon request, Titan will furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule.

                  10.1 Amended and Restated Credit Agreement, dated as of June 9, 1999, among The Titan Corporation, a Delaware Corporation, various financial institutions from time to time parties thereto (the "Lenders"), The Bank of Nova Scotia, as Lead Arranger and administrative agent for the Lenders, and Imperial Bank, as the documentation agent.

                  99.1     Press Release dated June 10, 1999.



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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:   June 23, 1999                     THE TITAN CORPORATION
                                           a Delaware corporation



                                           By:      /s/Gene W. Ray
                                           Gene W. Ray
                                           Chief Executive Officer and President





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                                INDEX TO EXHIBITS


Exhibit                                                                 Page No.

2.1       Stock Purchase Agreement dated June 9, 1999.

10.1      Amended and Restated Credit Agreement dated June 9, 1999.

99.1      Press Release dated June 10, 1999.